EXHIBIT 8.1

February 8, 2005

IMPCO Technologies, Inc.

16804 Gridley Place

Cerritos, California 90703

Dear Sirs:

Re:	S-4 Registration Statement

We have acted as counsel to IMPCO Technologies, Inc. (the “Company”) in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement (the “Registration Statement”) on Form S-4 (Registration No. 333-122335) under the Securities Act of 1933, as amended (the “Securities Act”), in which this opinion is included as Exhibit 8.1 and which includes the prospectus and proxy statement of the Company relating to the proposed acquisition (the “Acquisition”) by Company of fifty percent (50%) of the outstanding equity interests of B.R.C., S.r.l., an Italian limited liability company (“BRC”), from Mariano Costamagna and Pier Antonio Costamagna, each a natural person and a resident of the Republic of Italy (individually a “Founder” and collectively the “Founders”) pursuant to the terms of an Equity Interest Purchase Agreement among the Company, the Founders and BRC dated October 22, 2004, as amended (the “Purchase Agreement”) (together with any other agreement to be executed pursuant to the Purchase Agreement in connection with the Acquisition, (the “Agreements”). In preparing this opinion letter, we have examined copies of the following documents:

1.	The prospectus/proxy statement (the “Prospectus”) forming a part of the Registration Statement; and

2.	The Purchase Agreement.

We have assumed the genuineness of all signatures, the authenticity of documents and records submitted to us as originals, the conformity to the originals of all documents and records submitted to us as certified or reproduction copies, the legal capacity of all natural persons executing documents and records, and the completeness and accuracy as of the date of this opinion letter of the information contained in such documents and records.

The law covered by the opinion expressed herein is limited to the federal income tax law of the United States addressed under the caption “Certain Material Federal Income Tax Consequences” in the Prospectus. We express herein no opinion with respect to the laws, regulations or

IMPCO Technologies, Inc.

February 8, 2005

ordinances of any state, county, municipality or other local governmental agency or of any foreign country.

Based upon, and subject to the foregoing, we are of the opinion that the statements set forth in the Prospectus under the caption “Certain Material Federal Income Tax Consequences,” which have been prepared or reviewed by us, to the extent they constitute matters of United States law or legal conclusions with respect thereto, are an accurate and fair general discussion of the matters set forth therein.

The opinion in this letter is based on the provisions of the Internal Revenue Code (the “Code”), Treasury Regulations promulgated under the Code, published revenue rulings and revenue procedures of the Internal Revenue Service (“I.R.S.”), private letter rulings, existing court decisions, and other authorities available, as of the date of this letter, and the application of those authorities to the facts disclosed in the Prospectus. Future legislative or administrative changes or court decisions, which may or may not be retroactive in application, or any change in facts from those upon which our opinion is based, may significantly modify the opinion set forth in this letter. It should be noted that no ruling has been sought from the I.R.S. with respect to the federal income tax consequences of the transaction described in the Prospectus, and this opinion letter is not binding on the I.R.S. or any court.

This opinion letter is delivered as of its date and we do not undertake to advise you or anyone else of any changes in the opinion expressed herein resulting from changes in law, changes in facts or other matters that hereafter might occur or be brought to our attention that did not exist on the date hereof or of which we had no knowledge.

This opinion letter may be relied upon by you only in connection with the transaction described in the initial paragraph of this opinion letter and may not be used or relied upon by you for any other purpose or by any other person for any purpose whatsoever without, in each instance, our prior written consent.

We acknowledge that we are referred to in the Prospectus under the headings “Legal Opinions” and “Experts” and, without admitting that our consent is required under Section 7 of the Securities Act, we consent to that use of our name and to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement.

Very truly yours,

Davis Wright Tremaine LLP

/s/ Davis Wright Tremaine LLP